Exhibit 99.1

GREENHUNTER RESOURCES ENTERS INTO AN

AGREEMENT FOR A $16 MILLION SENIOR SECURED TERM LOAN

Improved Liquidity to Fully Fund

2015 Capex Budget

GRAPEVINE, TEXAS, April 15, 2015—GreenHunter Resources, Inc. (NYSE MKT: GRH and GRH.PC), a diversified water resource, waste management, environmental services, and hydrocarbon marketing company specializing in the unconventional oil and natural gas shale resource plays, announced today that it has entered into an agreement for a senior secured term note financing of up to $16 million. Use of proceeds from the senior secured financing includes development of two new barge terminals located at GreenHunter’s New Matamoras and Mills Hunter existing facilities, four new Salt Water Disposal (SWD) wells at the company’s Mills Hunter facility, new state-of-the-art 407 trucks and for general corporate purposes.

The promissory notes bear a fixed annual interest percentage rate of nine (9) percent. The loan is payable over a 36 month term with interest only for the first 6 months. There are no forms of equity or warrants associated with this new term loan.

The senior secured term loan facility is structured in two tranches. The first tranche of loans will be in the principal amount of $13,000,000, subject to customary conditions, and, at the request of the Borrower and subject to the certain conditions, the second tranche of loans will be in a principal amount of up $3,000,000 and must occur within six months of the first closing. Northland Capital Markets acted as financial advisor to GreenHunter in connection with the transaction. Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

Gary C. Evans, Chairman and Interim CEO of GreenHunter Resources, Inc., said, “This new senior secured term loan facility is the type of financing we have been seeking for the past year. The improved liquidity will enable us to successfully execute our 2015 growth plan as we continue to approach total fluids management through the eyes of our valued customers, the E&P producers. From new SWD wells, to the development and completion of two new barge terminals to new and improved 407 trucks that will complement our existing in-house fleet, we will be able to better serve our clients, achieve greater operating efficiencies, and generate significantly increased cash flows from operations.”

Evans continued, “Despite the pullback in commodity prices, utilization rates at the Company’s SWD wells, as well as our trucking segment, continue to operate near full capacity. This is due to our balanced portfolio of produced and flow-back water which enables us to take an agnostic approach toward commodity prices. E&P operators, regardless of commodity prices, are required to manage total fluids movement and water disposal issues throughout the life of the well. The new loan proceeds will enable us to bring a number of new SWD wells online, serve clients with an added fleet of 407 trucks and begin to transition a portion of our transportation business to more efficient barging along the inner Ohio waterways.”

About GreenHunter Resources, Inc.

GreenHunter Resources, Inc., through its wholly-owned subsidiaries, GreenHunter Water, LLC, GreenHunter Environmental Solutions, LLC, and GreenHunter Hydrocarbons, LLC, provides Total Water Management Solutions™/Oilfield Fluid Management Solutions™ in the oilfield and its shale plays of the Appalachian Basin. GreenHunter Water continues to expand its services package by increasing down-hole injection capacity with Class II salt water disposal wells and facilities, with the launch of next-generation modular above-ground frac water storage tanks (MAG Tank™), and with advanced water hauling – including a growing fleet of DOT rated 407 trucks, for hauling condensates and water with the presence of condensates. GreenHunter Water has also spearheaded the movement to barge brine water, as barging is the safest and most cost-effective mode of transport.

GreenHunter Environmental Solutions, LLC offers onsite environmental solutions at the well pad and facilities, with a service package that includes tank and rig cleaning, liquid and solid waste removal/remediation, solidification, and spill response. An understanding that an interconnected suite of services is key to E&P waste stream management shapes GreenHunter Resources’ comprehensive end-to-end approach to services.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterEnergy.com or click here.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Resources and its business and other statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Resources undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Resources, Inc.

Kirk Trosclair

Chief Operating Officer

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

Office: (469) 293-1987

ktrosclair@greenhunterresources.com